EXHIBIT 4.41

AMENDMENT NO. 7 TO THE MANAGEMENT AGREEMENT

This AMENDMENT NO.7 TO THE MANAGEMENT AGREEMENT (the “Amendment”), dated as of February 4, 2016, is made by and between Navios Maritime Partners L.P., a Marshall Islands limited partnership (“NMLP”) and Navios ShipManagement Inc., a Marshall Islands corporation (“NSM”, and together with NMLP, the “Parties”) and amends the Management Agreement (the “Management Agreement”) entered into among the Parties on November 16, 2007 and the Amendments to the Management Agreement entered into among the Parties on October 27, 2009, October 21, 2011, October 30, 2013, August 29, 2014, February 10, 2015 and May 4, 2015 (together, with the Management Agreement, the “Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Paragraph 4 of the Recitals of the Agreement shall be amended and restated as follows:

“NOW THEREFORE, the parties agree that, in consideration for NSM providing the commercial and technical management services set forth in Schedule “A” to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, NMLP shall from January 1, 2016 until December 31, 2017, pay to NSM the fees set forth in Schedule “B” to this Agreement (the “Fees”) and, if applicable, the Extraordinary Fees and Costs.”

2. Section 6 shall be amended and restated as follows:

“Service Fee/Reimbursement of Costs and Expenses. In consideration for NSM providing the Services from January 1, 2016 until December 31, 2017, NMLP shall pay NSM the Fees as set out in Schedule “B” to this Agreement and the Extraordinary Fees and Costs, if applicable.”

3. Schedule “B” shall be amended and restated in its entirety as follows:

“FEES AND COSTS AND EXPENSES

In consideration for the provision of the Services listed in Schedule “A” by NSM to NMLP, NMLP shall, from January 1, 2016 until December 31, 2017, pay NSM a fixed daily fee of US$4,200 per owned Panamax Vessel, US$4,100 per Ultra-Handymax Vessel, US$5,250 per owned Capesize Vessel, US$6,700 per owned Post-Panamax Container Vessel, US$7,400 per large Container Vessel of more than 8,000 TEUs, and US$8,750 per very large Container Vessel of more than 13,000 TEUs, payable on the last day of each month. Notwithstanding the foregoing, NMLP’s payment to NSM for services provided in item (21) of Schedule A shall be at-cost for each Vessel.

Notwithstanding anything that may appear to the contrary in this Agreement, if NMLP decides to layup any of the Vessels, an appropriate reduction of the Fees for the layup period shall be mutually agreed between the parties hereto. Any consequential costs of activation and/or de-activation of a Vessel from layup shall be for the account of NMLP. NSM reserves the right to maintain for the duration of this Agreement an amount of up to forty five (45) days estimated running expenses as a working capital reserve. Upon termination of this Agreement all moneys remaining within the working capital reserve shall be returned to the NMLP subject to the terms and conditions of this Agreement.

4. Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.

5. Effect. Unless the context otherwise requires, the Agreement, as amended, and this Amendment shall be read together and shall have effect as if the provisions of the Agreement, as amended, and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement, as amended, as further modified by this Amendment.

6. Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME PARTNERS L.P.

/s/ Efstratios Desypris
By: Efstratios Desypris
Title: Chief Financial Officer
NAVIOS SHIPMANAGEMENT INC.
/s/ George Achniotis
By: George Achniotis
Title: President/Director

[Signature Page – Amendment No. 7 to Management Agreement]